Exhibit 3.1 (xxx)

THE COMPANIES ACT 1985

A PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

SANDING LIMITED

1. The Company’s name is ‘SANDING LIMITED”.

2. The Company’s Registered Office is to be situated in England and Wales.

3. The Company’s objects are:-

(A)   To carry on all or any of the businesses of general engineers, designers, manufacturers, assemblers, maintainers, importers, exporters, repairers, installers, hirers, letters on hire, distributors and agents for the sale of, and dealers in engineering equipment, plant, machinery, appliances, components, accessories, tools, jigs, dies and fixtures of all kinds, electrical, electronics, motor, aeronautical, hydraulic, marine, computer and civil engineers, engineering consultants, production planners, prototype designers, draughtsmen, and technicians, designers, distributors, factors, manufacturers and merchants of, and dealers in mouldings, shapings, weldings, pressings, assemblies, repetition work and machined castings, metal founders, converters and moulders, millwrights, metallurgists, boilermakers, smiths and fitters, wiredrawers, tube makers, tin-plate workers , sheet metal manufacturers, workers and dealers, tinners, galvanisers, platers, painters, sprayers, plastic workers and moulders, garage and petrol filling station proprietors, haulage and transport contractors, rallway, forwarding, passenger and freight agents, insurance and general commission agents and general merchants; to buy, sell, manufacture, repair, alter, manipulate, and otherwise deal in vehicles, fittings, furnishings, materials, products, articles and things capable of being used for the purpose of the foregoing business or any of them, or likely to be required by customers of, or persons having dealings with the Company.

(B) To carry on any other trade or business which may seem to the Company capable of being conveniently carried on in connection with the objects specified in Sub-Clause (A) hereof or calculated directly or indirectly to enhance the value of or render profitable any of the property or rights of the Company.

(C) To purchase, take on lease or in exchange, hire or otherwise acquire and hold for any estate or interest any lands, buildings, easement, rights, privileges, concessions, patents, patents rights, licenses, secret processes, machinery, plant, stock-in-trade, and any real or personal property of any kind necessary on convenient for the purposes of or in connection with the Company’s business or any branch or department thereof.

(D) To erect, construct, lay down, enlarge, alter and maintain any roads, railways, tramways, sidings, bridges, reservoirs, shops, stores, factories, buildings, works, plant and machinery necessary or convenient for the Company’s business, and to contribute to or subsidize the erection construction and maintenance of any of the above.

(E) To borrow or raise or secure the payment of money in such manner as the Company shall think fit for the purposes of or in connection with the Company’s business, and for the purposes of or in connection with the borrowing or raising of money by the Company to become a member of any building society.

(F) For the purposes of or in connection with the business of the Company to mortgage and charge the undertaking and all or any of the real and personal property and assets, present and future, and all or any of the uncalled capital for the time being of the Company, and to issue at par or at a premium or discount, and for such consideration and with and subject to such rights, powers, privileges and conditions as may be thought fit, debentures or debenture stock, either permanent or redeemable or repayable, and collaterally or further to secure any securities of the Company by a trust deed or other assurances. To issue and deposit any securities which the Company has power to issue by way of mortgage to secure any sum less than the nominal amount of such securities, and also by way of security for the performance of any contracts or obligations of the Company or of its customers or other persons or corporations having dealings with the Company, or in whose businesses or undertakings the Company is interested, whether directly or indirectly.

(G) To receive money on deposit or loan upon such terms as the Company may approve.

(H) To lend money to any company, firm or person and to give all kinds of Indemnities and either with or without the Company receiving any consideration or advantage, direct or indirect, for giving any such guarantee, and whether or not such guarantee is given in connection with or pursuant to the attainment of the objects herein stated to guarantee either by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets present and future and uncalled capital of the Company or by both such methods, the performance of the obligations and the payment of the capital or principal (together with any premium) of and dividends or interest on any debenture, stocks, shares or other securities of any company, firm or person and in particular (but without limiting the generality of the foregoing) any company which is for the time being the Company’s Holding or Subsidiary company or otherwise associated with the Company in business.

(I) To establish and maintain or procure the establishment and maintenance of any non-contributory or contributory pension or superannuation funds for the benefit of, and give or procure the giving of donations, gratuities, pensions, allowances, or emoluments to any persons who are or ware at any time in the employment or service of the Company, or of any company which is for the time being the Company’s Holding or Subsidiary company or otherwise associated with the Company in business or who are or were at any time Directors or officers of the Company or of any such other company as aforesaid, and the wives, widows, families and dependants of any such persons, and also to establish and subsidise or subscribe to any institutions, associations, clubs or funds calculated to be for the benefit of or to advance the interests and well-being of the Company or of any such other company as aforesaid, or of any such persons as aforesaid, and to make payments for or towards the insurance of any such persons as aforesaid, and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object, general or useful object; and to establish, set up, support and maintain share purchase schemes or profit sharing schemes for the benefit of any employees of the Company, or of any “company which is for the time being the Company’s Holding or Subsidiary company and to do any of the matters aforesaid, either alone or in conjunction with any such other company aforesaid.

(J) To draw, make, accept, endorse, negotiate, discount and execute promissory notes, bills of exchange and other negotiable instruments.

(K) To invest and deal with the moneys of the Company not immediately required for the purposes of its business in or upon such investments or securities and in such manner as may from time to time be determined.

(L) To pay for any property or rights acquired by the Company, either in cash or fully or partly paid-up shares with or without preferred or deferred or special rights or restrictions in respect of dividend, repayment of capital, voting or otherwise, or by any securities which the Company has power to issue, or partly in one mode and partly in another, and generally on such terms as the Company may determine.

(M) To accept payment for any property or rights sold or otherwise disposed of or dealt with by the Company, either in cash, by instalments or otherwise, or in fully or partly paid-up shares of any company or corporation, with or without deferred or preferred or special rights or restrictions in respect of dividend, repayment of capital, voting or otherwise, or in debentures or mortgage debentures or debenture stock, mortgages or other securities of any company or corporation, or partly in one mode and partly in another, and generally on such terms as the Company may determine, and to hold, dispose of or otherwise deal with any shares, stock or securities so acquired.

(N) To enter into any partnership or joint-purse arrangement or arrangement for sharing profits, union of interests or co-operation with any company, firm or person carrying on or proposing to carry on any business within the objects of this Company, and to acquire and hold, sell, deal with or dispose of shares, stock or securities of any such company, and to guarantee the contracts or liabilities of, or the payment of the dividends, interest or capital of any shares, stock or securities of and to subsidise or otherwise assist any such company.

(O) To establish or promote or concur in establishing or promoting any other company whose objects shall include the acquisition and taking over of all or any of the assets and liabilities of this Company or the promotion of which shall be in any manner calculated to advance directly or indirectly the objects or interests of this Company, and to acquire and hold of dispose of shares, stock or securities and guarantee the payment of dividends, interest or capital of any shares, stock or securities issued by or any other obligations of any such company.

(P) To purchase or otherwise acquire and undertake all or any part of the business, property, assets, liabilities and transactions of any person, firm or company carrying on any business which this Company is authorised to carry on or possessed of property suitable for the purposes of the Company, or which can be carried on in conjunction therewith or which is capable of being conducted so as directly or indirectly to benefit the Company.

(Q) To sell, improve, manage, develop, turn to account, exchange, let on rent, grant royalty, share of profits or otherwise, grant licences, easements and other rights in or over, and in any other manner deal with or dispose of the undertaking and all or any of the property and assets for the time being of the Company for such consideration as the Company may think fit.

(R) To amalgamate with any other company whose objects are or include objects similar to those of this Company, whether by sale or purchase (for fully or partly paid-up shares or otherwise) of the undertaking, subject to the liabilities of this or any such other company as aforesaid, with or without winding-up, or by sale or purchase (for fully or partly paid-up shares or otherwise), of all or a controlling interest in the shares or stock of this or any such other company, as aforesaid, or by partnership, or any arrangement of the nature of partnership, or in any other manner.

(S) To subscribe for, purchase or otherwise acquire, and hold shares, stock, debentures or other securities of any other company.

(T) To distribute among the members in specie any property of the Company, or any proceeds of sale or disposal of any property of the Company, but so that no distribution amounting to a reduction of capital be made except with the sanction (if any) for the time being required by law.

(U) To give such financial assistance directly or indirectly for the purpose of the acquisition of shares in the Company or the Company’s Holding company or for the purpose of reducing or discharging any liability incurred by any person for the purpose of the acquisition of shares in the Company or the Company’s Holding company as may be lawful.

(V) To do all or any of the above things in any part of the world, and either as principals, agents, trustees, contractors or otherwise, and either alone or in conjunction with others, and either by or through agents, trustees, sub-contractors or otherwise.

(W) To do all such things as are incidental or conducive to the above objects or any of them.

And it is hereby declared that, save as otherwise expressly provided, each of the paragraphs of this Clause shall be regarded as specifying separate and independent objects and accordingly shall not be in anywise limited by reference to or inference from any other paragraph or the name of the Company and the provisions of each such paragraph shall, save as aforesaid, be carried out in as full and ample a manner and construed in as wide a sense as if each of the paragraphs defined the objects of a separate and distinct company.

4. The liability of the Members is limited.

5. The Company’s share capital is £100 dividend into 100 shares of £1 each.

We, the Subscribers to this Memorandum of Association, wish to be formed into a Company pursuant to this Memorandum; and we agree to take the number of Shares shown opposite our respective names.

NAMES AND ADDRESSES OF SUBSCRIBERS	Number of Shares taken by each Subscriber
/s/ Roy C. Keen
ROY C. KEEN,	One
Temple Chambers,
Temple Avenue,
London EC4Y OHP
/s/ Nigel L. Blood
NIGEL L. BLOOD,	One
Temple Chambers,
Temple Avenue,
London EC4Y OHP
Total Shares taken:	Two

Dated the 1st day of February, 1988.
Witness to the above Signatures:
/s/ J. Jeremy A. Cowdry
J. JEREMY A. COWDRY,
Temple Chambers,
Temple Avenue,
London EC4Y OHP

WRITTEN RESOLUTIONS

OF

MACAW (SOFT DRINKS) LIMITED

(Company No:2234044)

Passed 10 June 1998

We, the undersigned, being all the members for the time being of the above named Company entitled to attend and vote at general meetings thereof HEREBY PASS the following resolutions as ordinary and special resolutions of the Company as specified below pursuant to section 381A Companies Act 1985 and confirm that such resolutions shall be as valid and effectual as if they had been passed at an extraordinary general meeting of the Company duly convened and held:

SPECIAL RESOLUTIONS

1.	THAT the proposed contract between (1) The Royal Bank of Canada Trust Company (Jersey) Limited (“RBC”), (2) the Company and (3) Mr Martin for the purchase by the Company of RBC’s 5,000 ordinary shares in the Company for an aggregate consideration of £1,400,000 (“the RBC Share Purchase Agreement”), be approved pursuant to section 164(2) of the Companies Act 1985 and for the purposes of Section 320 of the Companies Act 1985 and that any director be authorised to execute the RBC Share Purchase Agreement on behalf of the Company and that the directors be authorised to implement and complete the contract in accordance with its terms.

2.	THAT the provisions of the pre-emption article 18 of the Articles of Association of the Company shall not apply to the proposed purchases by the Company of the shares to which the RBC Share Purchase Agreement relate.

3.	THAT the memorandum of Association of the Company be amended by the insertion of the following additional clause x:-

“(x) Insofar as the same is permitted by law to give financial assistance directly or indirectly for the purpose of the acquisition of shares in the Company or in any company which is for the time being the Company’s holding company or for the purpose of reducing or discharging any liability incurred by any person for the purpose of the acquisition of shares in the Company or of shares in any company which may from time to time be the Company’s holding company (as that expression is defined in the Companies Act 1985)”

4.	THAT the statutory declaration (with auditors’ report attached) has been produced to and inspected by us together with an inspection of a first legal charge (the “Legal Charge”) a debenture (the “Debenture”) and an assignment of Keyman insurance, (the “Keyman Assignment”) (together the “Security Documents”) a facility letter (the “Facility Letter”) and a working capital facility letter (the “Working Capital Facility Letter”) (together the “Facilities Documents”) which the Company is proposing to enter into and grant in connection with (inter alia) the acquisition provided for in the RBC Share Purchase Agreement (the “Acquisition”) and details of financial assistance which the Company is proposing to give for the purpose of the Acquisition by (inter alia) entering into the Security Documents and the Facilities Documents (the RBC Share Purchase Agreement, the Security Documents and the “Facilities Documents” together the “Documents”).

5.	THAT the provisions (as the same may be amended, varied, supplemented or substituted) of the Documents be and are hereby approved and (notwithstanding any provisions of the memorandum and articles of association of the Company or any personal interest of any of the directors) the directors of the Company be and are hereby empowered, authorised and directed to complete and enter into such Documents.

6.	THAT notwithstanding that the entering into and granting of certain of the Banking Documents and granting the security and performing its obligations thereunder would constitute financial assistance within the meaning of sections 151-158 (inclusive) of the Companies Act 1985, such entry and grant and the giving of such financial assistance is in the best interests of the Company.

7.	THAT the giving of such financial assistance be and is hereby approved and that the Company entering into and/or granting the Documents to which it is a party and granting the security and guarantees and performing its obligations thereunder be and is hereby approved.

ANDREW JAMES CAWTHRAY	SUSAN PATRICIA CAWTHRAY IN HER CAPACITY AS TRUSTEE OF THE ANDREW CAWTHRAY NO.1 ACCUMULATION AND MAINTENANCE SETTLEMENT

JOHN ROBERT BOARD	for and on behalf of HEADHAND LIMITED

ANDREW JAMES CAWTHRAY IN THIS CAPACITY AS TRUSTEE OF THE ANDREW CAWTHRAY NO.1 ACCUMULATION AND MAINTENANCE SETTLEMENT	for and on behalf of ROYAL BANK OF CANADA TRUST COMPANY (JERSEY) LIMITED

We confirm receipt of a written resolution of which this is a copy

Dated 10 June 1998

No. 02234044

COMPANIES ACTS 1985 to 1989
COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

of

COTT (NELSON) LIMITED
(As adopted on 10/08/2005)

PRELIMINARY

1.	The regulations contained in Table A in The Companies (Tables A to F) Regulations 1985 (hereinafter referred to as “Table A”) shall apply to the Company save in so far as they are hereby modified or excluded.

Regulations 24, 73 to 80 inclusive, of Table A shall not apply to the Company.

2.	The Company is a private company and accordingly no offer shall be made to the public (whether for cash or otherwise) of any shares in or debentures of the Company and no allotment or agreement to allot (whether for cash or otherwise) shall be made of any shares in or debentures of the Company with a view to all or any of those shares or debentures being offered for sale to the public.

SHARES

3.	The authorised share capital of the Company at the date of adoption of these Articles is £700,000 divided into 700,000 ordinary shares of £l each (“Ordinary Shares”, the holder of such shares being an “Ordinary Shareholder”), having the rights and privileges as set out in these Articles.

4.	Regulation 2 of Table A shall not apply to the Company. The rights and restrictions attaching to the Ordinary Shares are set out in full in these Articles.

5.	The Directors may unconditionally exercise the power of the Company to allot relevant securities (within the meaning of Section 80(2) of the Act). The general authority conferred by this Article shall:-

5.1	extend to all relevant securities of the Company created but unissued at the date of these Articles;

5.2	expire on the fifth anniversary of the incorporation of the Company unless varied or revoked or renewed by the Company in General Meeting; and

5.3	entitle the Directors to make at any time before the expiry of such authority any offer or agreement which will or may require relevant securities to be allotted after the expiry thereof.

RIGHTS OF THE ORDINARY SHAREHOLDERS

6.	Any profits paid which the Company determines to distribute in respect of any accounting period of the Company will be applied in such amount as the Company may determine in respect of the Ordinary Shares.

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7.	On a return of capital on a liquidation or otherwise (other than a redemption of shares or the purchase by the Company of its own shares), the surplus assets and retained profits of the Company available for distribution among its shareholders shall be applied in paying to the Ordinary Shareholders the nominal amount plus any premium paid (or credited as paid) on subscription of the Ordinary Shares,

8.	Ordinary Shareholders shall be entitled to receive notice of and to attend and speak and vote at all general meetings of the Company, and on a show of hands of each Ordinary Shareholder present in person or by proxy shaft have one vote for every Ordinary Share which he is the holder.

PROCEEDINGS AT GENERAL MEETINGS

9.	If and so long as, the Company has only one member the quorum for a General Meeting shall be one. Regulation 40 of Table A shall be modified accordingly.

TELEPHONIC MEETINGS OF MEMBERS

10.	Unless otherwise restricted by these Articles Members may participate in any General Meeting of the Company by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

DIRECTORS

11.	The number of Directors shall be not less than one. If and so long as there is a sole Director, he may exercise all the powers and authorities vested in the Directors by these Articles or Table A. Regulations 64 and 89 of Table A shall be modified accordingly.

12.	The Directors shall not be liable to retire by rotation.

13.	A Director shall not be required to hold any share qualification.

ALTERNATE DIRECTORS

14.	The appointment of an alternate Director shall not be subject to approval by resolution of the Directors. Regulation 65 of Table A shall be modified accordingly.

POWERS AND DUTIES OF DIRECTORS

15.	Unless otherwise restricted by these Articles all or any of the Directors or members of a committee of the Directors may participate in and vote at a meeting of the Directors or such committee by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and be heard by each other and such participation shall constitute presence in person at the meeting.

16.	Subject to the provisions of Section 317 of the Act, a Director may vote on any contract or arrangement in which he is interested and on any matter arising therefrom and if he shall so vote his vote shall be counted and he shall be reckoned in estimating a quorum when any such contract or arrangement is under consideration. Regulations 94 and 95 of Table A shall be modified accordingly.

INDEMNITY

17.

In so far as is permitted by law, but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every Director or other officer of the Company shall be entitled to be indemnified out of the assets of the Company against all costs, losses and liabilities which he may sustain or incur in or about the execution of the duties of his office or otherwise in relation thereto, and no Director or other officer shall

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be liable for any loss, damage or misfortune which may happen or be incurred by the Company in the execution of the duties of his office or in relation thereto. The Directors shall have the power to purchase and maintain insurance for the benefit of persons who are or were directors, officers, employees or auditors of the Company including insurance against any liability incurred by such persons in respect of any negligence, default, breach of duty or trust of which they may be guilty in relation to the Company. This Article shall be supplementary and additional to Regulation 118 of Table A.

NOTICES

18.	Any notices to be given to or by any person pursuant to the Articles may be in writing, by fax transmission or by any other method.

19.	Notice of Meetings shall be given to a Director or alternate Director notwithstanding that he may be absent from the United Kingdom. Regulations 88 and 66 of Table A shall be modified accordingly.

20.	Notices in writing shall be sent to Members at the addresses they have notified to the Company for these purposes notwithstanding that such addresses may be outside the United Kingdom. Regulation 112 of Table A shall be modified accordingly.

OVER-RIDING PROVISIONS

21.	Whenever a Company wheresoever incorporated (hereinafter called the “Parent Company”) shall be the holder of not less than 90 per cent of the issued Ordinary Shares the following provisions shall apply and to the extent of any inconsistency shall have over-riding effect as against all other provisions of these Articles:

21.1	the Parent Company may at any time and from time to time appoint any person to be a Director or remove from office any Director howsoever appointed, but so that in the case of a Managing Director his removal from office shall be deemed an act of the Company and shall have effect without prejudice to any claim for damages in respect of the consequent termination of his executive office;

21.2	no unissued securities shall be issued or agreed to be issued or put under option without the consent of the Parent Company;

21.3	any or all powers of the Directors shall be restricted in such respects and to such extent as the Parent Company may by notice to the Company from time to time prescribe.

Any such appointment, removal, consent or notice shall be in writing served on the Company and signed on behalf of the Parent Company by any one of its Directors or by its Secretary or some other person duly authorised for the purpose. No person dealing with the Company shall be concerned to see or enquire as to whether the powers of the Directors have been in any way restricted hereunder or as to whether any requisite consent of the Parent Company has been obtained and no obligation incurred or security given or transaction effected by the Company to or with any third party shall be invalid or ineffectual unless the third party had at the time express notice that the incurring of such obligation or the giving of such security or the effecting of such transaction was in excess of the powers of the Directors.

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